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EXHIBIT 99.2

RADNET, INC.
THIRD QUARTER 2008 EARNINGS
NOVEMBER 10, 2008

OPERATOR: Please stand by; we're about to begin. Good day, ladies and gentlemen, and welcome to RadNet Incorporated Third Quarter 2008 Earnings conference call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that today's conference is being recorded.

         I would now like to turn the conference over to Mr. John Mills of ICR. Please go ahead, sir.

JOHN MILLS: Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's third quarter 2008 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

         Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10-K filed for the 12-month period ending October 31st, 2006; 10-KT for the two-month transition period ending December 31st, 2006; 10-K for the 12-month period ending December 31st, 2007; and 10-Qs for the three-month periods ending March 31st, June 30th and September 30th, 2008, as filed with the SEC.

         And with that, I would like to turn the call over to Dr. Howard Berger.

DR. HOWARD BERGER: Thank you, John. Good morning, everyone, and thank you for joining us today. On today's call, Mark Stolper and I plan to provide you with highlights from our third quarter 2008 results, reaffirm our financial guidance for full year 2008 and discuss in more detail our future growth initiatives and strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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         As many of you in the investment community know all too well, these are difficult times in our capital markets and in our economy as a whole. Recent economic news has been unfavorable, unemployment is up, foreclosures are plentiful, housing values are down, consumer confidence is low. Despite all this, the demand for RadNet's services continues to grow. As Mark will discuss in more detail when we - when he reviews our financial performance, this quarter our volumes, revenue and business opportunities continue to increase.

         I'd like to take a few minutes to discuss why I believe this is the case. The reasons highlight why I believe RadNet is positioned for success in both favorable and in these challenged economic times. First, our performance in this economic environment speaks to the vital nature of our services. Our services are essential to the healthcare delivery system, and they are generally not elective. Early detection and diagnosis of disease through imaging has proven to reduce aggregate medical spending by identifying disease when it can be more effectively treated by decreasing the incidence of incorrect diagnoses and by reducing expensive or unnecessary, more invasive procedures. In good economic times or bad, we provide an invaluable service to our patients, referring physicians and payors. Unlike discretionary medical services, our services are not generally those that patients and their physicians postpone or do without.

         Second, we operate in an industry that is driven by technology. Technology has consistently created new applications in the imaging industry. In my 30 years in this industry, I've experienced revolutionary technological change in imaging, including the commercialization of the MRI scanner, the advent of the multi-slice CT scanner, digitization of x-ray and mammography equipment and image management, the transformation of oncologic imaging with PET/CT, just to name a few. Every year there are further research studies proving the efficacy of new or existing imaging modalities in the diagnosis of disease. The growth in our industry stems from the fact that, simply put, imaging is good medicine and is here to stay.

         Third, RadNet, in particular, is uniquely positioned to capitalize on the growth of imaging and to achieve incremental market share in its regions, despite the economic environment. I believe this is the case for several reasons. Our scale, experience and expertise in digital imaging has made us capable of being one of the lowest cost and highest margin multi-modality operators in the industry. Furthermore, our focus on being a multi-modality operator, meaning that most of our centers perform the full breadth of imaging service from the advanced studies, such as MRI, CT and PET/CT, to the routine studies of x-ray, ultrasound and mammography gives us diversification in our revenue stream. We derive profitability from all modalities and are able to offer our patients and referring physicians one-stop centers to suit all their needs.

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         In addition to being multi-modality, we operate in heavily concentrated regional networks. We are the largest player in most of all of our markets. As such, we generally comprise the largest outpatient provider in most of the payor networks in our markets. This makes us indispensable to our payors and referring physician communities and affords us special contracting capabilities, such as capitation from which we have capitalized, particularly in California. In fact, the difficult credit markets and challenged economy have actually assisted us in several ways. First, equipment vendors have drastically reduced and, in many cases, eliminated extending credit to outpatient imaging operators, especially the smaller, less capitalized players. This has applied increasing pressure on operators who are having difficulty replacing end-of-life equipment over - or who require further investment to stay competitive in their markets.

         Second, the inability to secure acquisition financing has eliminated many perspective acquirers, lessening our competition for consolidation opportunities. The concern over the economy and the lack of access to capital has created more fear among smaller operators than I've ever seen in my time in this business. The combination of these factors has not only increased the number of consolidation opportunities available to us in our market, but also has placed downward pressure on acquisition multiples. RadNet will continue to capitalize on these factors, which should accelerate the pace of industry consolidation and decrease the number of surviving operators.

         Our industry continues to be a dynamic one that is going through significant transition. The transition I speak about is a transition from an industry that has been dominated by mostly small independent mom-and-pop operators to one where scale, multi-modality offerings and operating acumen has and will continue to be of paramount for success. Prior to the Deficit Reduction Act, operators were not challenged to have efficient cost structures or strong volumes to survive. In the past, capital was inexpensive and available. Reimbursement was sufficient. All this changed with the advent of DRA last year and now these changes are magnified with the challenged credit markets. The paradigm for success in our industry has changed with it.

         Our team at RadNet has worked extremely hard over the last year and a half to position us as one of the few companies likely to be successful in the coming years in our industry. This quarter was no exception. During the quarter, our accomplishments include the following: On July 23rd we completed our first tuck-in acquisition in Delaware since purchasing the Papastavros platform company last quarter. This acquisition of the Neurosciences Imaging Center in Newark, Delaware gives us new subspecialty capabilities in this market and is located in a medical complex which houses the largest physician practices of neurologists and neurosurgeons in the State of Delaware. The acquisition further


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eliminated our need to upgrade a nearby MRI scanner, thus decreasing future capital expenditure requirements. We will upgrade the existing CT unit at this center to a PET/CT scanner, which will be available to service the expanding need for leading-edge functional PET neuro imaging used in diagnostic evaluation of degenerative brain disease, such as Alzheimer's, as well as routine oncologic PET/CT applications.

         On August 15th we purchased a long-standing, successful mammography practice in Van Nuys, California and, during the quarter, moved the practice into our newly-acquired InSight facility in Encino, California. In conjunction with this, we repositioned the center as a fully digital women's center. This women's center gives us mammography and related capabilities in a market where we currently offer all other modalities. During the quarter, we signed one new capitation contract in California. The contract is with an independent physician association with whom we currently do business in other markets. This new contract is illustrative of the importance of our dense geographic footprint, our multi-modality focus and our unique capabilities of managing utilization and cost. In these contracts, we pass on a portion of the savings we create to our capitated payors, positioning RadNet to what is akin to a radiology partner to these physician groups. In addition, we are in advanced discussions with several other groups throughout California for new capitation agreements.

         As a subsequent event in the third quarter, on October 31st, we acquired the assets of Middletown Imaging, located in Middletown, Delaware. The facility offers MRI, CT, ultrasound and x-ray; digital mammography will soon be added. The center is located in a rapidly growing area of Delaware and the acquisition is consistent with our continuing efforts to expand in Delaware and in the mid-Atlantic region. We are pursuing further similar opportunities for expansion and consolidation in this region.

         News on the reimbursement front has been stable and slightly favorable for RadNet. First, I'd like to put the term, reimbursement, into perspective. Approximately 20% of our revenue is subject to adjustments in the Medicare fee schedule or the Hospital Outpatient Prospective Payment Systems, otherwise known as HOPPS. The remaining 80% of our revenue is derived from private contracts with insurance companies and other non-government third party payors. I will briefly discuss reimbursement for both Medicare and private payors.

         In July of this year, the passing of the Medicare Improvement for Patients and Providers Act replaced the scheduled 10.4% cut to the Medicare physician fee schedule with a 0.5% increase for the remainder of 2008. Additionally, the Act will require the accreditation of imaging centers by 2012, clearly designed to address the need to weed out low quality providers and those employing self-referral arrangemIents. Two weeks ago, the final rules for the HOPPS and Medicare fee - physician fee schedules were released. For 2009, we

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will receive a 3.6% increase in the conversion factor in the HOPPS formula, a variable in determining our reimbursement.

         This is significant to us in that we are generally reimbursed under HOPPS for Medicare patients with respect to our advanced imaging, including PET/CT, MRI and CT. The 2009 Medicare physician fee schedule, the schedule by which we are reimbursed for Medicare patients with respect to routine imaging, such as x-ray, ultrasound and mammography will have an average increase of 2.7% for the professional component and a decrease of 5.3% for the technical component. We have initially analyzed the net effect of these changes in HOPPS and the Medicare physician fee schedule on our business, have concluded that the change in the aggregate Medicare reimbursement for RadNet in 2009 is nominally positive.

         On the private side of our business, which includes directly negotiated rates, we have arranged with insurance companies, workers compensation carriers, personal injury counterparties and capitated medical groups, our relationships have never been more numerous and stronger. We are working with a number of these payors in unique, mutually beneficial ways as a result of RadNet's strong market presence and large, multi-modality capacity. Like Medicare, we are observing that private payors are increasingly focused on stopping the abuses of self-referral and block leasing arrangements through the creation of more strict pre-authorization processes and credentialing. As an example, United Health's credentialing program is scheduled to go into effect at the end of this year. We believe the trend to control over-utilization in certain abusive imaging settings will continue and will ultimate have a positive effect on our volumes in the future.

         At this time, I'd like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our third quarter. When he is finished, I will conclude our prepared remarks with some of my thoughts about RadNet's near future.

MARK STOLPER: Thank you, Howard, and thank you all for participating in our third quarter conference call. I'm now going to briefly review our third quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statements, as well as provide some insight into some of the metrics that drove our third quarter performance.

         In my discussion, I will use the term, adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for loss or gain on the disposal of equipment, debt extinguishment and non-cash equity compensation. Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts minority interest in


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subsidiaries and is adjusted for non-cash extraordinary and one-time events taken place during the period. With that said, I'd now like to review our third quarter performance.

         For the quarter ended September 30th, 2008, RadNet reported revenue of $131.7 million. Revenue increased 19.5% from $110.2 million from the same quarter in 2007. Adjusted EBITDA during the third quarter of 2008 was $28.2 million. Adjusted EBITDA increased 25.8% from $22.4 million in the same quarter of 2007. We are particularly pleased with our improving EBITDA margins. Adjusted EBITDA margins increased to 21.4% for the third fiscal quarter of 2008 from 20.3% in the third fiscal quarter of 2007. We have and continually - and will continue to be very focused on ways to refine our operating expenses, as well as achieve cost savings from the efficient integration of our acquired operations and recent initiatives.

         Areas where we are achieving savings include corporation, regional and center-level staffing, equipment service contracts, equipment asset management, purchasing and medical supplies. Our digital mammography initiative in the mid-Atlantic region has also resulted in cost savings with regard to our lower utilization of x-ray film and medical records expenses. We continue to believe that, in the future, we can achieve EBITDA margins in the mid-20% range, which should result in significantly more free cash flow and earnings.

         Procedure volumes continue to be strong. Overall during the quarter, we have performed 771,238 total procedures as compared to 671,608 total procedures for the same period in 2007. This is an overall increase of 14.8%. We performed 87,933 MRI procedures, an increase of 18.4%; 74,624 CT procedures, an increase of 9.1%; 5,571 PET/CT procedures, an increase of 16.8%; and 603,110 routine imaging procedures; this includes x-ray, ultrasound, mammography and all other exams, an increase of 15.1% from the prior period's quarter. On a same-center basis, the metric we use to track organic volume gr9owth, which measures volumes from sites only if they were open for the full quarterly period in both 2008 and 2007. MRI procedures increased 9.0%; CT procedures increased 0.3%; PET/CT procedures increased 3.9%; and routine imaging procedures; this includes x-ray, ultrasound, mammography and all other exams increased 5.0%.

         We are proud of our revenue and adjusted EBITDA performance and procedural growth this quarter, not only because of the favorable comparison to the corresponding quarter of 2007, but also because the quarter represented a significant improvement over our results from both the first and second sequential quarters of 2008. On a sequential quarter basis, revenue increased in the third quarter by 17.0 million or 14.8% over the first quarter of 2008 and by
4.3 million or 3.4% over the second quarter of 2008. Adjusted EBITDA increased in the third quarter by 6.1 million or 27.6% over the first quarter of 2008 and

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by 2.5 million or 9.7% over the second quarter of 2008. The 21.4% adjusted
EBITDA margin in the third quarter also showed sequential quarterly improvement over the first and second quarters of EBITDA margins of 19.3% and 20.2% respectively.

         This performance improvement is, in part, the result of stronger organic volume, as well as the contribution of recent initiatives, investments and acquisitions, including our digital mammography replacement program in our mid-Atlantic region, our breast oncology initiative, or Breastlink, and the acquisition of the Papastavros Group in Delaware and the recently acquired centers in California from InSight Health.

         Net income for the third quarter of 2008 was $138,000 or break even on a per share basis compared to a net loss of 2.1 million or negative $0.06 per share reported for the same quarter of 2007. Affecting 2000 net income in the third quarter were certain non-cash expenses and one-time non-reoccurring items, including the following: $1.3 million non-cash mark-to-market gain on the fair value of interest rate hedges related to the Company's credit facilities; $700,000 deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006 in connection with the Radiologix acquisition and the incremental term loans and revolving credit facility arranged in August 2007 and February 2008; a $1.5 million loss of the disposal of equipment primarily related to assets acquired in our November 2006 purchase of Radiologix; and approximately $800,000 non-cash employee stock compensation expense resulting from the vesting of certain options and warrants.

         With regards to some specific income state accounts, interest expense for the third quarter of 2008 was approximately $12.1 million. This was negatively impacted by $669,000 of non-cash amortization of financing fees and positively impacted by $1.3 million from a non-cash gain related to the mark-to-market of an interest rate hedge, both of which I touched upon earlier. Interest expense was higher in general as compared to the same period last year, due to increased debt, predominantly from the two GE incremental term loans closed in August 2007 and February 2008, which totaled $60 million and additional incremental capital leases.

         For the third period - third quarter of 2008, our provision for bad debt was $7.1 million or 5.4% of net revenue. This is down from 5.8% from the same quarter last year. Bad debt expense has decreased as a percentage of revenue, partly as a result of the growth of our imaging center revenue. This growth dilutes the contribution of the billings from hospital procedures interpreted by certain of our physician partners, for which we receive a management fee. Hospital settings regularly have bad debt expense that far exceeds that of free-standing imaging centers.

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         With regards to our balance sheet, as of September 30th, 2008, we had
$480.1 million of debt. Including in this - included in this amount at September 30th, 2008, we had a balance of 13.9 million drawn on our $55 million revolving line of credit. Since December 31, 2007, net accounts receivable increased approximately $20.3 million, resulting from increased business, acquisitions and the credentialing of new physician staffing. Our days of sales outstanding, or DSOs, are materially the same from that of the fourth quarter of 2007. We had net working capital of $9.1 million at September 30th, 2008. During the third quarter we entered into capital leases of $5.7 million and repaid $4.9 million of notes and leases payable. We had cash capital expenditures, net of asset dispositions, of $2.7 million during the third quarter of 2008.

         We are reaffirming our 2008 full year guidance as follows: for revenue, our guidance range is 470 to $500 million; for adjusted EBITDA, our guidance is 100 to $115 million; for capital expenditures, our guidance is 15 to $20 million of maintenance capital expenditures plus growth capital expenditures of up to $25 million; and for cash interest expense, our guidance is 46 to $52 million. Although we did not break out our guidance by quarter, as we have said on this - on the last conference call, we expected that revenue and adjusted EBITDA would increase as the year progresses. Our third quarter results illustrated this.

         With regards to our liquidity and capital resources, there has been much concern by investors voiced regarding companies that have leverage or deploy leverage in the normal course of business. I have received many calls from investors inquiring about the state of our existing credit facilities and the health and support of our funding partner, General Electric. First, let me be clear. Our term loans are either funded or committed through their maturity dates. In the case of our revolving line of credit, its maturity is November 15th, 2011. In the case of our first lien term loan, its maturity is November 15th, 2012; and finally, in the case of our second lien term loan, its maturity is May 15th, 2013. We have experienced no interruption or extraordinary funding situations with our revolver, and we have weekly contact with General Electric, who continues to be a supportive funding partner of the Company.

         Back in February, 2008, GE arranged for us an incremental $75 million as part of our existing credit facilities. The incremental facility consisted of an additional $35 million as part of our second lien term loan and $40 million of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisitions of Papastavros Imaging, a portion of our digital mammography initiative, our InSight acquisition and for working capital. With the recent increased size of our credit facilities, which we completed in one of the most challenging credit markets in recent history, we believe that our current capital structure provides us sufficient financial flexibility to execute our growth plans in the near term. In one respect, the


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difficult credit markets are providing to be very positive for us. The meltdown of the credit markets has significantly impacted the access to capital of our competitors, especially the smaller operators. This has created more pressure on the smaller operators who cannot adequately fund their capital and cash flow needs. This phenomenon has created more willing sellers and has created multiple contraction for acquisitions. We have capitalized recently on such situations and believe that this will further create opportunities for us in the future.

         Additionally, we have observed decreasing LIBOR rates, which is the underlying base rate of our first and second lien credit facilities. We currently have $270 million of our 416 million credit facility subject to three interest rate swaps on the underlying LIBOR. All three swap contracts mature in 2009. These swap contracts were originally secured in 2006 when LIBOR was over 200 basis points higher than today's three-month spot LIBOR rate. When the swap contracts expire next year, the earlier of which expires in April, we could experience a material decrease in our interest expense and cash interest paid. Currently, we are benefiting from the low LIBOR rate on the approximately 146,000 - 146 million of our debt that is still floating rate debt, i.e. not swapped.

         Another positive factor that should impact our 2009 performance relates to our capital spending. As many of you are aware, we will have spent an aggregate of almost $100 million in capital spending in 2007 and 2008. This was extraordinary in that a significant portion of the spending was to fund deferred maintenance at Radiologix and many of the other acquired entities. By the end of the fourth quarter, the vast majority of our deferred maintenance will be eliminated. Thus, we expect that our capital expenditures in 2009 will total between 30 to 35 million, which is 15 to $20 million less than this year, with at least half of that spending focused on expansion capital, which we define as investments that we expect to return increased revenue and EBITDA. We anticipate the decrease in our capital spending in 2009 to yield us greater free cash flow and provide us additional funds which we could use to either repay debt or fund further acquisitions.

         I'd now like to turn the call back to Dr. Berger, who will make some closing remarks.

DR. HOWARD BERGER: Thank you, Mark. As many of you have seen, our share price has experienced significant decline since the end of last year. This has been a disappointment to us. As many of you are aware, the management of RadNet is the largest shareholder group of the Company and I, personally, am the largest shareholder of RadNet, with 18% of the outstanding shares. We believe there are several factors that affected our share price. First, we are a company that has debt, and we have grown the Company by effectively deploying borrowed capital. Because of the credit crisis, many investors have avoided companies who are leveraged or perhaps believe we will be unable to grow in the future.


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Furthermore, short sellers have targeted companies with debt, putting further downward pressure on share prices. This has been the case in our stock. We hope that our performance this quarter and our performance in the future illustrates that we have a business and a management team that is committed to and capable of delivering results in good economic times and bad and in good credit markets or challenged markets.

         The second principle reason we believe for the decline in our share price has been the result of what we call technical selling, a term we use to describe selling that has resulted from forced liquidations of several of our large holders who have faced significant redemptions from their own capital sources and/or margin calls, as a result of leveraged investing strategy. Because of the compulsory nature of some of this selling, share dispositions have, at times, been disorderly and indiscriminate. This has caused other holders to take pause. We are hopeful much of this selling is behind us.

         I mentioned these reasons for our share decline to make the following points: First, RadNet can deliver results in a challenged economy. Our results this quarter are an indication of this. Second, RadNet can and should continue to grow without the need for outside capital. It is not requisite that we must raise dilutive equity. As the largest shareholder group of the Company, management understands the costly nature of equity capital. We assure you that equity would only be raised at such time as when we believe the use of proceeds provide clear justification. We further recognize and appreciate that we can carefully navigate within our current capital structure to continue to grow our markets and consolidate smaller operators. This, in no measure, is also part of the commitment from General Electric, which continues to provide us with opportunities and support.

         In summary, we remain optimistic and enthusiastic about RadNet's future. We have accomplished a great deal in a short time period. Our focus in the near term will be to continue to drive margins and capitalizing on maximizing the benefit, both on the revenue and expense side from our recent initiatives and investments.

         Operator, we are now ready for the question and answer portion of the call.

OPERATOR: Thank you. Today's question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key, followed by the digit one on your touchtone phone. If you are using a speaker phone, please make sure your mute function is off to allow your signal to reach our equipment. Again, that is star, one if you would like to ask a question.


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         And our first question comes from Art Henderson with Jefferies &
Company.

ART HENDERSON: Hi, good morning. Thanks for taking the question. Very nice quarter. I had a couple of different questions here. The first of which, obviously thank you for the thoughts on the capital structure and, you know, if I'm interpreting it correctly, raising any sort of capital at this juncture is kind of off the table and is it safe to assume that the increase in your cash flow next year is a result of the lower cap ex? Is that going to be mostly directed towards repaying debt?

MARK STOLPER: Sure, I'll take the latter part of the question first. The, you know, when we pull down our capital spending for next year that should provide us 15 to $20 million of additional free cash flow next year and we will use that to delever the Company in one of two ways. First would be simply to repay down, repay the first lien credit facility of which we can repay at any time. Or number two would be to make very, very accretive acquisitions at multiples that would be delevering. Meaning, at four times or cheaper which also serve to delever the Company. So, we think that we will delever next year by both increasing our EBITDA through acquisitions and expansions but also through the repay down of debt from free cash flow.

ART HENDERSON: Okay. That's helpful. Howard, Mark, obviously there are a lot of small providers that are in deep crisis out there. How do you weigh making an acquisition versus waiting for them to fall on the sword and capturing the market share, you know, for free so to speak? How do you make that determination and is that an ongoing consideration at this juncture?

DR. HOWARD BERGER: It's a good question, Art. You know, the balance and when you look at these opportunities has to be weighed as to whether it's better to let a smaller operator fail and then possibly lose the opportunity to capture that business once its dispersed to other places in the market or are you better off trying to put together some kind of, you know, reasonably attractive deal that allows you to continue to keep that patient base and also potentially the referrals from the radiologists or radiologist group that has a position in that market.

         I think at the end of the day part of our challenge is that in many of our centers we have such high thresholds of patient visits now it's often better to keep some of these facilities operational because it may eliminate other capital expenditures that we might otherwise have to make to increase capacity. And at the attractive multiples that we're able to buy these practices and attract additional capacity without making additional capital investment becomes not only very accretive but very considerably less expensive than having to do your own build out and expansion. So, I think all of these operators, the smaller ones, have a role to play and I think it's better ultimately if they


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don't go out of business although there are certainly exceptions to that which if we saw that in fact it was better we're going to let the natural processes take place.

ART HENDERSON:  Okay.  That's helpful.  Go ahead.

MARK STOLPER: Yes, Arthur, just to answer the first part of your question about raising equity. You know, management continues to believe that the Company's significantly undervalued at this point and so the attractiveness of raising equity at current levels is not there for us right now. You know, at some point you know, it could become attractive and we've always said that as the largest shareholder group of the Company, you know, we're the most sensitive to dilution and we will only do such equity raise if the use of proceeds justifies the equity dilution and we'll have to, you know, look at that on a case by case basis. But you know, at this point with the stock price where it is right now it's not attractive.

ART HENDERSON: Okay. That's helpful. Two quick questions and I'll get back in the queue. On the competition front, you know, I notice you've continued to enhance your presence in the Delaware area. About nine months ago there was an acquisition of a second large provider in that area by someone else and I'm wondering how has that acquisition played out? Is there any sort of impact that that other provider has had on your business and then secondarily Howard, could you just talk a little bit about what life may be like as an imaging provider under an Obama presidency. Thanks very much.

DR. HOWARD BERGER: Thank you, Art. Well, I'll take the second first. We actually think that under President-Elect Obama's at least stated plans right now to go to a more universal or let's say expanded insurance coverage will probably drive volumes into multimodality operators like ourselves. Remember again and we continue to stress this, 80% or thereabouts of the imaging needs for the general population come from routine imaging. Therefore, all of the people who may currently not have readily available access under some kind of health insurance program are primarily going to need routine imaging like x-ray, ultrasound, mammography and other procedures. What that, what we've done over the past two years is really establish a full digital platform for managing large volumes and we believe that even under the type of potential reimbursement that you might be talking about, all of these modalities have become marginally profitable for us. So I think under President Elect Obama's plan to bring more people into the healthcare program can only benefit multimodality providers like ourselves.

MARK STOLPER: I think what also should be noted that the vast majority of our costs are fixed. This is the rent that we pay on the facilities, the depreciation on the equipment, the staffing levels for the most part and therefore anything that drives more volume into our centers is profitable volume, you know, at the margin. And currently there's about 47 million

Americans who don't have healthcare coverage and his plan will try to incorporate some level of healthcare coverage for the uninsured population. And therefore, even if pricing were, on this population were to be relatively lower, you know, when compared to the other payor classes that we have it's the increased volume is still going to drive additional revenue and additional profitability for us.

DR. HOWARD BERGER: In regards to the other large operator in the mid Atlantic area which is primarily our major competitor in the Maryland market, I'm uncertain as to, you know what their particular status and plan has been since that acquisition earlier this year. I can only say that in Maryland we're extremely proud of our results. Our revenue this year for the three months is up 8.7% over the prior three month period of time and is up 5% over the nine month period for the year. So, I believe our more extensive presence in the Maryland market as well as aggressive marketing and deploying of digital technology, particularly with the digital mammography has allowed us to grow that practice, some of which I'm certain is coming at the expense of other operators or some of which is also created by the continued growth in demand for procedures in the imaging industry.

ART HENDERSON: That's very helpful. Thank you very much.

OPERATOR: And our next question comes from Darren Lehrich with Deutsche Bank.

DARREN LEHRICH: Thanks, good morning everyone. I wanted to get your thoughts with regard to the cost reductions initiatives you've taken place on the cost side thus far this year. How much of the annualized cost, I know you had some corporate level reductions and perhaps some regional ones as well. How much of that would annualize in the fourth quarter or did we see it all in the third quarter?

DR. HOWARD BERGER: Good morning, Darren. We saw none of it in the fourth quarter. I'm sorry - excuse me - thank you, Mark. I just wanted to make sure that you were still paying attention. We saw none of that and in fact there might have been some costs in the fourth - excuse me - in the third quarter that related to severance and paid time off charges. The full extent of the reductions to perhaps more refine our operating metrics should begin to become visible in our fourth quarter here but would be primarily reflected in our fourth, in our yearly 2009 results. We would hope that the benefit from that would be in excess of four to $5 million on an annualized basis.

         But it should be noted that some of the reductions really were the result of rapid growth and expansion and the ability for us to look back and start right-sizing the staffing levels here based on all of the initiatives and acquisitions which were rather substantial over the past year as well as the fact that we've just become far more efficient in our operation in general.

DARREN LEHRICH: That's great. That's helpful. A few other questions if I might. In terms of the California market, obviously you know, from an economic standpoint that's been probably one of the weakest spots in your portfolio. I'm just wondering if you can give us any flavor for your volumes. Obviously they were good on the consolidated basis in third quarter but in California in particular, can you give us any color on what your volume results looked like.

MARK STOLPER: Sure. Darren, this is Mark speaking. Yes, our volumes in California were up, you know, up in proportion with our total volume. So we've seen great growth in California. We've seen the recent acquisitions that we did in Rolling Oaks, in Westlake and Thousand Oaks as well as the Victorville acquisition too. We've seen great performance out of those acquisitions. So, we're seeing volume increases across the board not only on the east coast but on the west coast and we're also, you know, we as you heard in our call script we've signed one new capitation contract and we're in negotiations, very late stage negotiations for an additional two to three contracts here in California as well as we're working with some of the large payors here about interesting relationships whereby we would help them to drive volumes, imaging volumes out of the hospitals and into freestanding outpatient facilities like ourselves which would take away a lot of costs because as you're aware Darren, the cost to a payor to have imaging done within a hospital is generally much, much greater than an outpatient.

DR. HOWARD BERGER: One other thing, Darren, before your next question, we are also very focused on our Breastlink initiative which really just began in this quarter to start taking root and we are expanding the opportunities for more breast cancer and breast disease management into other areas where we have significant regional presence. So, that along with new capitation contracts, some initiatives as Mark mentioned with some of the larger payors out here to move business out of hospitals and into our freestanding centers, the new capitation contracts that we're looking at and continuing efficiency here in the California operations gives us a lot of reason to be optimistic about the 2009 results which I think will be very much spearheaded in 2009 by California operations, perhaps even more so than on the east coast.

DARREN LEHRICH: That's great. And I guess the, you know, the question that begs to be asked were there any pockets of weakness and can you draw any conclusion from that whether there are any increased RBM activity like you saw earlier in the late last year? Anything to say at all just based on what you're seeing? Are you really just not seeing the economy have an impact on your business?

MALE SPEAKER: We've not seen any impact on the business so far relative to economic considerations. You know, maybe it's a little bit early to make that judgment for the long term but based on our October volumes which were very robust and consistent with our third quarter performance we haven't seen that. We expect, you know, that given the nature of most people insurance plans, maybe we wouldn't see some of that until next year perhaps when deductibles get reactivated but we'll have to wait and see. But generally, having been through cycles like this, maybe not quite as bad as this but in other downturns over my 40 years of experience I have not seen much of an impact on our business and the demand for it. As we mentioned in our prepared remarks, generally speaking we do not do elective work. That doesn't mean that some of it couldn't be put off but most of the time when somebody is referred to one of our centers it's something they want to get taken care of as rapidly as possible.

         So, you know, given all of these circumstances I don't have any reason for us to be any concerned about economic factors at this time. As we said, I think if you look at it in a more macro environment, the economic factors I believe will help us in driving the smaller operators perhaps, out and then that business has to go somewhere and be redistributed. I believe our capital structure and the prospect of lower interest costs next year will help us be more profitable. And next year, a portion of our capital expenditures will be more focused on integrating a system wide or company-wide IT solution to combine both the front end and back end, back end meaning the teleradiology tax portion of this into a single product which in and of itself plays very well into President Elect Obama's concerns about IT and paperless and filmless, in our case, medical records management. So I think a number of the things we're looking forward to next year will continue to enhance our overall opportunities both in our given markets as well as the opportunities to reduce costs and become a more efficient operator.

DARREN LEHRICH: Great.

OPERATOR: And our next question comes from Rob Mains with Morgan Keegan.

ROB MAINS: Hi, good morning. Looking over the next couple of quarters, I know last year the seasonal slow down just because there's fewer days, I assume we should expect the same with fourth quarter this year?

MALE SPEAKER: I believe that's reasonable, Rob. The October, which we haven't, you know, fully gotten all of our results at least from a volumes standpoint was very strong. November and December will be their typical, somewhat challenging issues related to how the holidays fall out, weather conditions and in this particular year, November, the month that we're in has 19 work days simply by how the month falls out as opposed to I believe last year had 21 work days, so.

MALE SPEAKER: The total, Rob the total number of work days in the fourth quarter is 64 which is the same as last year's quarter. It's just, there's a couple more work days in December of this year as opposed to November.

ROB MAINS: Okay. Got you. And then moving on to January, I know how you said that people are now viewing the services as discretionary. I seem to recall you saying at one point that there's a little bit of a, you know, people wanting to hit their deductible type phenomenon. Do you have any kind of sense as to where those are going in your market's where there are people who might have had a $3,000 deductible in '08 and are going to have a 4,000 one in '09 and so might defer things or don't you to that level of detail (inaudible).

MALE SPEAKER: Yes, we really don't get down to that level. Again, I can only state that the vast majority of what we do is routine imaging and it's going to wind up for those procedures being a relatively small part of their deductible. You know, the reimbursement for x-ray, ultrasound and mammography is relatively small compared to the potential value that it plays in the diagnostic needs that patients have. I think you're going to see other areas where they may be more elective, where people would tend to pull back but not generally in the procedures that we do.

ROB MAINS: Okay. And sorry, Mark, I missed the total number of procedures in the quarter number again?

MARK STOLPER: 771,000 and change.

ROB MAINS: Okay.

MALE SPEAKER: I'll get the exact number here. 771,238.

ROB MAINS: 238, okay thanks. And then could you talk about where you're seeing your commercial pricing trends?

MALE SPEAKER: We didn't talk about it but right now we see no attempts by our payors to reduce pricing and in fact, we're talking to a couple of larger payors about increased pricing, some of which interestingly enough be follow on from the HOPPS increase that will come about as a result of next year. As Mark mentioned, I believe the increase is 3.6% of an increase on the HOPPS pricing and that very well could be mirrored with some of the larger payors.

ROB MAINS: So it will be safe to say, you said Medicare you're seeing overall slightly up. Should we assume something similar with the commercial or a little bit better?

MALE SPEAKER: You know, I would assume flat pricing.

ROB MAINS: Okay.

MALE SPEAKER: Yes, I wouldn't assume any decline in pricing as, you know, part of our strategy Rob as you're well aware, is you know to have dense regional concentration in all of our market. And in predominantly all of our markets we are the largest player and we provide substantial capacity at the routine imaging level which is x-rays, ultrasound and mammography which is the vast majority of what a normal patient population needs. That market presence and that capacity at the routine imaging level makes us extremely important to the large payors in our market. In fact, we are the largest outpatient imaging provider in almost all of our payors in our market and therefore it's important for us to stay in their, it's important for them to stay in their networks and be an in-network provider. So, we don't believe that they will be in a position to, you know, drive different pricing or lower pricing in the future because of our importance.

ROB MAINS: Okay. All right, I'll let somebody else ask a few. Thanks.

MALE SPEAKER: Thank you.

OPERATOR: Our next question comes from Gary Lieberman with Stanford Group.

RYAN HOLT: Thank you, this is Ryan Holt sitting in for Gary. Good morning.

MALE SPEAKER: Hi Ryan.

RYAN HOLT: I had a question on the credit. Is there a target leverage ratio that you guys are sort of looking at going forward that you think might help in the conversations with GE about any additional financing or extending the credit facility?

MALE SPEAKER: Well the, there's no extension of the credit facility. By that do you mean the length of the term of the credit facility or are you talking about the aggregate amount of it?

RYAN HOLT: Yes, the aggregate amount.

MALE SPEAKER: Yes, I don't think there's any discussions that we would have with GE at this point in time. You know, our target for next year would be to try to get our leverage down in around the range of four. We're currently upwards of if you use LTM, we're somewhere around 4.7 at this point in time. But again, that's using LTM. If you take our current quarter and reasonable estimates for next year's revenue and EBITDA as well as our committed goal of using the lower cap ex as well as other free cash flow to pay down debt I think you'll see that that's something we feel is very obtainable. I think in our industry in general, if we can be in the 3.5 to four times leverage ratio that would be very good for us. That may still be high leverage, you know, given the change of the whole credit market paradigm but we're comfortable operating in that range. I would like to feel that, you know, if we were to be in that range it has sufficient cash flow given our margins to both continue to pay down debt but also expand the business within our existing credit facility.

MALE SPEAKER: Gary, at this point we don't need additional capital whether equity or debt so we haven't and we don't want to go out to the credit markets, you know, in this type of market because you know, pricing has gone up significantly since we put our own credit facilities in place. So we feel that we have adequate financial flexibility under a revolver as well as, you know, the free cash flow that we're generating to both fund our capital needs as well as to take advantage of some very, very accretive consolidation opportunities in our market.

RYAN HOLT: Okay. And how about in September, September 3rd you guys announced that you reincorporated in the state of Delaware. Is there anything you can comment on that or anything we should be thinking about going forward, I guess especially for taxes?

MALE SPEAKER: No. There wasn't a lot of science behind it. We originally because of, you know, a legacy issues were incorporated in New York and the plan was always just to incorporate into Delaware which is a more, it was just an easier state to be incorporated in and more favorable to the Company in terms of governance.

RYAN HOLT: Okay great, thank you.

OPERATOR: Our next question comes from Kevin Ellich with RBC Capital Markets.

KEVIN ELLICH: Good morning. Thanks for taking my question. Just wanted to go back to the growth. Was (inaudible) same store volume growth if I understand that correctly?

MALE SPEAKER: Correct.

KEVIN ELLICH: And then of the remaining 15%, can you help us understand what percent comes from acquisition versus pricing increase?

MALE SPEAKER: Predominantly all comes from acquisitions or new centers.

KEVIN ELLICH: Okay.

MALE SPEAKER: There was very little pricing increase between 2007, 2008. The one area where there was pricing increase was digital mammography and that wasn't insignificant. If you recall, the average reimbursement for an analog mammography scan is in the 70 to $80 range and for digital mammography it's upwards of 130 or greater if we get reimbursed for CAD, computer aided diagnostics which is another CPT code that goes along with digital mammography. So, other than that and in Maryland where we did this very significant upgrade to digital mammography, pricing between 2007 and 2008 was fairly flat.

KEVIN ELLICH: Okay and then just going back to the commercial pricing question, do any of these commercial payors have rates that are tied or linked to the Medicare fee schedules?

MALE SPEAKER: Almost none.

KEVIN ELLICH: Almost none. Okay, that's what I thought. And then just wondering, share count went up, you know, about 1.3 million sequentially. Was there anything going on there?

MALE SPEAKER: No, it's predominantly from the exercise of stock options.

KEVIN ELLICH: Okay.

MALE SPEAKER: Which by the way was done for cash, in other words the employees paid cash for the exercise price.

KEVIN ELLICH: Okay.

MALE SPEAKER: More to your point, we have not used stock at this point as a vehicle for acquisitions or growth.

MALE SPEAKER: And nor did we issue any stock in the last year.

KEVIN ELLICH: Yes, that's what I thought. And then just wanted to understand the interest rate stance, you know, looks like it went down sequentially but total debt went up. Was that really due to the interest rate hedges?

MALE SPEAKER: We did have a, again this quarter in the hedge which, it's a mark-to-market hedge so it's a non-cash benefit which helped on the interest expense side.

KEVIN ELLICH: Okay.

MALE SPEAKER: Also LIBOR was down. About 146 million of our roughly $460 million of funded credit facilities floats with LIBOR, that's the unswapped portion. LIBOR, you know, from the time we did, we entered into these credit facilities in 2006, the spot rate of LIBOR at that time was about 5.35%. Today, three month LIBOR is in the low 2% range so we've significantly benefited on the floating rate aspect of our debt.

KEVIN ELLICH: Okay. That's helpful.

MALE SPEAKER: And we should benefit next year significantly from the fact that our three interest rate hedges which is on about, where we hedged about 270 million of our floating rate exposure, those fall off next year and either that debt will then float at a much lower LIBOR rate than the flat rate or we'll reswap them at significantly lower swap rates then they're currently are locked in at today, so. We feel good about our interest expense next year.

KEVIN ELLICH: And with those swaps, when do they fall off exactly and what interest rate are they locked in at now?

MALE SPEAKER: Sure. Going by memory here I think April 28th of next year our first swap falls off. It's on $73 million of principal amount and it's locked in at 5.47% for LIBOR. And then the other two which total 200 - I'm sorry $197 million fall off in November of next year. I think one on November 15th and one on at the end of November of next year and those are swapped at 5.02 and 5.03 respectively.

KEVIN ELLICH: Okay. That's helpful. Good memory. And then, just thinking about the - I guess one quick question. Going back to the borrowing numbers that you gave, I got the total number but could you go back and provide us the PET/CT and routine volume numbers?

MARK STOLPER: Sure, hang on one second.

MALE SPEAKER: While Mark's looking that up let me make one other comment about same store revenue. While it was up nicely and as Mark indicated, the increased reimbursement particularly in the mid Atlantic area that we received by going to digital mammography is a bigger story than that and one which, you know, I would hope people would grasp about our model which makes it a little bit different and that is mammography is an extremely important focus of the Company both because it represents a substantially underserved market for access, number one. Number two, you know, the frequency of breast cancer which is about one in eight women does very much have a spill over to other modalities that generate additional revenue for us so that the increased volumes that and revenue we're seeing while may only be a small portion due to the mammography itself, may have also a spill over effect with all of the other revenue that comes from doing mammography.

I'm talking about biopsies and bone density screening, MRI of the breast, et cetera. And lastly, you know, in most households women are the determinant of where people get their imaging and we feel strongly that the close association that we have with doing routine screening mammography as well as our Breastlink and breast cancer initiative here we'll continue to expand our referral base with people who not only will get their mammography and their breast cancer with us but will also help bring in the rest of their family members as they derive the benefits of our extensive multi modality offerings. I'm sorry Mark, go ahead.

MARK STOLPER: Kevin, the PET/CT volume for the third quarter was 5,571.

KEVIN ELLICH: Okay. And then routine?

MARK STOLPER: Routine, 340,881.

KEVIN ELLICH: 881. Excellent, thank you. Thanks guys.

MARK STOLPER: You're welcome. Thank you.

OPERATOR: We have time for one more question. And we'll take our final question from Stephen Shankman (inaudible).

STEPHEN SHANKMAN: Thanks for taking my question, guys. Just kind of going back to the - excuse me - same store volume growth. It looks like it accelerated again in this quarter from 2% first quarter, 3% in the second quarter. You know, how do we think about - excuse me - same store volume growth rates, you know, going forward? Does it level out here in the mid single digit range or you know, possibly go higher or maybe tick back down to the, you know, lower single digits area?

MARK STOLPER: Sure. We've always said and the way we've built our own internal projection models that we believe we can do what's called a two to 4% long term same store sales growth rate. It was, as you stated, higher this quarter and you know, we're proud of that and excited about that but you know, at some point, you know, you reach capacity issues which we're far from at this point but you know, we don't want to assume for our own purposes or for the purposes of investors that we continued to do high single digits, low single digits, low double digit same store sales. So we do our own internal models as kind of a two to 4% same store sales rate.

STEPHEN SHANKMAN: Okay, that's helpful. If I can just sneak one more in here, turning to some comments made about acquisition. I was hoping for just a little bit more color there. I think in the past if I recall correctly you had said you are not opposed to entering new markets if you could gain scale. Now it looks like more the focus is on, you know, consolidating more operators in existing markets and then kind of as a follow up to that one, any thoughts regarding some divestitures, especially if you could use some of that I guess as cash to gain further penetration in existing markets?

DR. HOWARD BERGER: As far as going into other markets, really unless those markets are contiguous or expand existing markets, I would not look at us going outside of the core markets that we're currently in. There's enormous opportunities within our core markets to continue to grow our business both organically as Mark was talking about but also through smaller, accretive acquisitions that we're looking at and we'll always look at. And going into a totally new market just particularly in this moment in time just doesn't make any sense for us. As far as the, you know, growth of the rest of the business we believe that we can continue to grow the Company and focus on initiatives that we have begun to gain skills in and where we see opportunities like our breast cancer initiative out here as well as other perhaps disease management opportunities that we're looking at. As I had mentioned earlier, our focus next year is going to be really helping to consolidate the gains and opportunities and address IT infrastructure which we see as a enormous opportunity both for enhancing our competitive relationship in the existing markets as well as helping to control costs internally here. I think there was one other part to that which I can't remember.

STEPHEN SHANKMAN: Divestitures.

DR. HOWARD BERGER: Pardon?

STEPHEN SHANKMAN: Divestitures.

DR. HOWARD BERGER: There's nothing that we're looking at with divestitures at this point in time. We're comfortable with all of the markets that we're in and see opportunities inside all of them which would not give us concern about disposing of them.

STEPHEN SHANKMAN: Great, thanks very much.

DR. HOWARD BERGER: Thank you.

OPERATOR: That's today's question and answer session. I'd like to turn it back over (inaudible) for closing remarks.

HOWARD BERGER: Well, thank you all again for spending some of your valuable time with us this morning. I want to thank you for your questions and your participation and I'll look forward to the next quarter which is also our year end call in March. I also want to make certain that everybody is aware that we're within just a few days of the two year anniversary of our acquisition of Radiologix and the Company is extremely proud of what we've accomplished during that two year period of time and look forward to continued opportunities in an industry that remains very exciting and where I particularly see more opportunities than I ever have. But we'll look forward to the next call and thank you all for your interest.

OPERATOR: (Inaudible) today's conference. Thank you for joining us and have a wonderful day.